Execution Version

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

MORNINGSTAR FUNDS TRUST

AND

THE NORTHERN TRUST COMPANY

Schedule A	Fund List
Schedule B	Fees and Expenses
Schedule C	AML Delegation
Schedule D	Third Party Administrator Procedures

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of this 9th day of March 2018, by and between MORNINGSTAR FUNDS TRUST, a statutory trust organized under the laws of the state of Delaware with its principal place of business at 22 W. Washington Street, Chicago, IL 60602 (the “Trust”), acting on its own behalf and on behalf of each of its series listed in Schedule A, and THE NORTHERN TRUST COMPANY, a Illinois State Bank having its principal office and place of business at 50 South LaSalle Street, Chicago, Illinois 60603 (the “Transfer Agent”).

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each series of the Trust named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 16 being herein referred to as a “Fund”, and collectively as the “Funds”); and

WHEREAS, the Trust, on behalf of the Funds, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, registrar and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto intending to be legally bound hereby agree as follows:

1.	Terms of Appointment and Duties

1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for each Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent, registrar and agent in connection with any accumulation, open- account or similar plan provided to the shareholders of each of the respective Funds of the Trust (“Shareholders”) and set out in the currently effective prospectus(es) and statement(s) of additional information (“prospectus”) of the Trust on behalf of the Funds, including without limitation any periodic investment plan or periodic withdrawal program. In performing the services hereunder, the Transfer Agent shall comply with the applicable provisions of the Trust’s current registration statement and effective amendments thereto. The Trust shall promptly provide the Transfer Agent with copies of such material as soon as available. In accordance with procedures established from time to time by agreement between the Trust on behalf of the Funds, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

(a)	Receive for acceptance, orders for the purchase of Shares;

(b)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)	Receive for acceptance redemption requests and redemption directions and effect redemptions. Deliver the appropriate instructions thereof to the custodian.

(d)	In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly only with those broker-dealers approved in advance in writing by the Trust;

(e)	At the appropriate time as and when it receives monies paid to it from the custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g)	Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

(h)	Issue replacement checks and place stop orders on original checks based on a Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Trust, and Trust shall be responsible for all losses or claims resulting from such replacement, provided that the Transfer Agent acted in good faith and without negligence, willful misconduct, willful misfeasance, fraud or reckless disregard of its obligations under this Agreement;

(i)	Maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(j)	Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust;

(k)	Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry, electronic instructions, including e-mail communications, which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust or from broker-dealers of record or third-party administrators on behalf of individual Shareholders. With respect to transaction requests, the Transfer Agent may rely on the Trust to ensure that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940, as amended, and the Trust will require the broker-dealers or TPAs (as defined in Section 2.1 of this Agreement) to retain such documentation. E-mail exchanges on routine matters may be made directly with the Trust’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(l)	Maintain such bank accounts as the Transfer Agent shall deem necessary to the performance of its duties hereunder, including but not limited to, the processing of Share purchases and redemptions and the payment of the Trust dividends;

(m)	Report abandoned property to state authorities as authorized by the Trust in accordance with the policies and procedures agreed upon by the Trust and the Transfer Agent; provided that the Trust agrees to pay the Transfer Agent for the reasonable out-of-pocket expenses associated with such services;

(n)	Research and provide Shareholders with their account information through various means, including but not limited to, telephone calls and correspondence;

(o)	Provide the Trust with periodic reports on trading activity, including reports related to late trading, in the Trust based on parameters provided to the Transfer Agent by the Trust, as amended from time to time. The services to be performed by the Transfer Agent for the Trust hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market timing activities;

(p)	Account for and administer the redemption fees if applicable on the redemption and exchange of Shares in accordance with written procedures agreed upon with the Trust;

(q)	Answer telephone inquiries on such dates and times as the parties shall mutually agree. Such inquiries may include requests for information on account set-up and other general questions regarding operation of the Funds;

(r)	Upon reasonable request of the Trust, the Transfer Agent shall provide the Trust with a copy of the Transfer Agent’s Service Organizational Control (SOC) 1 reports (or any successor reports) (a “SOC Report”) prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16) as well as “gap” or “bridge” letters covering interim periods and confirming the findings of the most recent SOC Report provided, in such forms and upon such occurrences as Transfer Agent provides to its transfer agency clients generally; and

(s)	Cooperate with the Trust’s independent public accountants and take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above Section 1.1, the Transfer Agent shall perform the following services:

(a)	Other Services. Perform the other services of a transfer agent, dividend disbursing agent, registrar and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including: maintaining all Shareholder accounts, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, providing Shareholder account information, and providing the Trust with all such reports as the Trust or its agents may reasonably require as the Transfer Agency system may support in accordance with the fee arrangement for such reports as set forth on Schedule B hereto.

(b)	Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust no later than 10:00 AM Eastern Time on the next business day;

(c)	National Securities Clearing Corporation (the “NSCC”). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Trust’s records on the Transfer Agency system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on such system through Networking;

(d)	New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Trust or its agent may perform these services on such Trust’s behalf;

(e)	Anti-Money Laundering (“AML”) Delegation. If the Trust elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule (Schedule C entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Schedule C, the Trust agrees to pay the Transfer Agent the fees set forth on Schedule B hereto; and

(f)	Laws and Regulation. The Transfer Agent will take reasonable steps to stay informed of new securities and tax laws and regulations which apply to the Transfer Agent’s products and services hereunder and will take reasonable steps to update its products and/or services to comply with new securities and tax laws and regulations applicable to its transfer agency business in the time and manner as required by such laws and regulations.

(g)	“As Of” Transactions. The Transfer Agent shall process, handle and account for all “as of” transactions in accordance with policies adopted by the Trust from time to time provided such policies have been provided to the Transfer Agent. For purposes of this paragraph, “as of” transactions are the adjustments made on the Funds’ accounting records to correct certain actions, such as (i) the failure by the Transfer Agent to timely process orders, enter an order as requested, or enter an order in error; and/or (ii) the failure by financial intermediaries or institutional investors to transmit an order properly, or the cancellation of orders by such financial intermediaries or institutional investors.

1.3	Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), Roth IRAs and Coverdell IRAs, such accounts, “Fiduciary Accounts”), the Transfer Agent, at the request of the Trust, shall arrange for the provision of appropriate prototype plans as well as provide for or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services, account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree.

1.4	Service Quality. The Transfer Agent shall maintain a quality control process designed to provide a consistent level of quality and timeliness for its call center, correspondence services and transaction processing.

2.	Third Party Administrators for Defined Contribution Plans

2.1	The Trust may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the “TPA(s)”).

2.2	In accordance with the procedures established in the initial Schedule D entitled “Third Party Administrator Procedures”, as may be amended by the Transfer Agent and the Trust from time to time (“Schedule D”), the Transfer Agent shall:

(a)	Treat Shareholder accounts established by the Plans in the name of the Plan trustees, Plans or TPAs as the case may be as omnibus accounts;

(b)	Maintain omnibus accounts on its records in the name of the TPA or its designee as the Plan trustee for the benefit of the Plan; and

(c)	Perform all services under Section 1 as transfer agent of the Trust and not as a record-keeper for the Plans.

2.3	Transactions identified under Section 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a)	Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement.

(b)	Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agency system; or

(c)	Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agency system than is usually required by non-retirement plan and pre-nightly transactions.

3.	Fees and Expenses

3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent the fees and expenses set forth in the attached fee schedule (“Schedule B”).

3.2	Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Trust agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to audio response, check writing, NSCC, CIP-related database searches, data communications equipment, disaster recovery, escheatment, express mail and delivery services, federal wire charges, forms and production, freight, household tape processing, lost shareholder searches, lost shareholder tracking, manual check pulls, microfiche, network products, postage, offsite storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, returned checks, special mailing, statements, confirmations, supplies, tax reporting (federal and state), telephone (telephone and fax lines), transcripts, travel, and year-end processing. In addition, any other reasonable expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust.

3.3	Fulfillment Calls. The parties have agreed that the Transfer Agent shall handle fulfillment calls from individuals responding to Trust mailings. The parties anticipate that the Transfer Agent will receive calls from five percent (5%) or less of the recipients of any Trust mailing, the calculation for which the Trust will provide to the Transfer Agent in good faith. For the first year of this Agreement, the fee for such service is included in the annual fee set forth on Schedule B. After the first year of this Agreement, if the number of literature fulfillment calls being received by the Transfer Agent exceeds five percent (5%) of the recipients of any Trust mailing additional fees may apply.

3.4	Postage. Postage for mailing of dividends, proxies, Trust reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by the applicable Fund at least seven (7) days prior to the mailing date of such materials.

3.5	Invoices. The Trust agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice (the “Due Date”). In the event that any of the charges are disputed in good faith (a “good faith dispute”), the Trust shall contact the Transfer Agent within twenty one (21) days following the issuance of fee notification so that the fee charge can be researched and adjusted, as appropriate, before the direct debit takes place. If an error is discovered after the direct debit, an appropriate adjustment will be made to the fees in the following quarter.

3.6	Late Payments. The Trust is aware that its failure to pay all amounts in a timely fashion so that they will be received by the Transfer Agent on or before the Due Date will give rise to costs not contemplated by this Agreement, including but not limited to carrying, processing, and accounting charges. Accordingly, in the event that during any twelve month period the Trust pays any two (2) or more of its invoices after their respective Due Dates, then the Transfer Agent may charge and the Trust shall pay a late charge for any future invoice paid after the applicable Due Date. In such an event, the Trust shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected in good faith by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Illinois law.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

4.1	It is a banking corporation duly organized and existing and in good standing under the laws of the State of Illinois and shall remain so as long as this Agreement is in effect.

4.2	It is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification.

4.3	It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Transfer Agent that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other laws affecting rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.

4.4	It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall remain so during the term of this Agreement and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

4.5	All requisite actions have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7	It shall comply in all material respects with all laws, rules and regulations, including all provisions of the Exchange Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

4.8	No legal or administrative proceedings have been instituted or threatened which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

4.9	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to it.

4.10	It has developed and implemented policies and procedures reasonably designed to prevent or detect instances when it is not conducting its business in compliance with all applicable laws and regulations, both state and federal.

4.11	It will notify the Trust promptly if any of the representations and warranties above cease to be true.

5.	Representations and Warranties of the Trust

This Trust represents and warrants to the Transfer Agent that:

5.1	It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

5.2	It is empowered under applicable law and by its organizational documents to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Trust that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other laws affecting rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.

5.3	All requisite actions have been taken to authorize it to enter into and perform this Agreement.

5.4	It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5	A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.

5.6	No legal or administrative proceedings have been instituted or threatened which would materially impair the Trust’s ability to perform its duties and obligations under this Agreement.

5.7	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

5.8	It will notify the Transfer Agent promptly if any of the representations and warranties above cease to be true.

6.	Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code

6.1	Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the designated security procedure (the “Security Procedure”) chosen for Funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2	Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.3	Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.4	Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied, provided that it has used reasonable efforts as set forth above.

6.5	Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent (a) complies with the payment order instructions as received; and (b) complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.6	Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.7	ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

6.8	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall be provided in accordance with Article 4A of the Uniform Commercial Code.

7.	Data Access and Proprietary Information

7.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data (“Customer Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent or other third party and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

(a)	Use such programs and databases (i) solely on the Trust’s or the Trust’s service providers’ computers, or (ii) solely from equipment at the location agreed to between the Trust and the Transfer Agent; and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)	Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust’s computer(s)), the Proprietary Information;

(c)	Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)	Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Trust’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)	Access only those authorized transactions as agreed to between the Trust and the Transfer Agent

7.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3	The Trust acknowledges that its obligation to protect the Transfer Agent’s or other third party’s Proprietary Information is essential to the business interest of the Transfer Agent or other third party’s and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use all commercially reasonable efforts in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof provided that the Transfer Agent has exercised due care in the selection and use of such organizations. In the event that the Transfer Agent becomes aware of a material issue with respect to the integrity of the data, the Transfer Agency will promptly advise the Trust of the event and of the extent of distribution of data to any recipients.

DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5	If the transactions available to the Trust include the ability to originate any electronic instructions including in order to (but without limitation): (i) effect the transfer or movement of cash or Shares; (ii) transmit Shareholder information or other information; or (iii) establish new Shareholder accounts, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry, the Trust in all cases shall be required to follow all security procedures reasonably established by the Transfer Agent from time to time, and Transfer Agent shall have no liability to the Trust or any Shareholder on account of any such action so long as the Transfer Agent has acted in good faith and without negligence or willful misconduct, willful misfeasance, fraud, or reckless disregard of its obligations under this Agreement.

7.6	Each party shall take reasonable efforts to advise its employees of their obligation pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

7.7	The Trust may disclose Proprietary Information in the event that it is required to be disclosed: (i) by law or in a judicial or administrative proceeding; or (ii) by an appropriate regulatory authority having jurisdiction over the Trust; provided that all reasonable legal remedies for maintaining such information in confidence have been exhausted, including, but not limited to, giving the Transfer Agent advance notice of the possibility of such disclosure so the Transfer Agent may attempt to prevent such disclosure or obtain a protective order concerning such disclosure.

7.8	Notwithstanding Section 7.1, the Trust is granted a non-exclusive, non-transferable and perpetual right to use reports generated in connection with the Trust’s receipt of services hereunder; provided, however, that (i) such use is limited to the Trust’s internal business purposes and (ii) such reports may not be re-distributed by the Trust except in the ordinary course of its business to the Trust’s service providers on a “need to know” basis and subject to an obligation keep such reports in confidence as restrictive as the one contained in this Section 7.

8.	Indemnification

8.1	The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent, its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, reasonable expenses and liability arising out of or directly attributable to the following:

(a)	All actions of the Transfer Agent, its directors, officers, employees, agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct, willful misfeasance, fraud or reckless disregard of its obligations hereunder;

(b)	The Trust’s lack of good faith, negligence, willful misconduct, willful misfeasance, fraud or reckless disregard of its obligations hereunder in the performance of its duties and obligations under this Agreement;

(c)	The good faith reliance upon, and any subsequent reasonable use of or action taken or omitted in reliance on, by the Transfer Agent, its directors, officers, employees, agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent, its directors, officers, employees, agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including, but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)	The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Trust, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Trust to ensure that the original source documentation is in good order and properly retained;

(e)	The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (unless such violation results from the Transfer Agent’s failure to comply with written instructions of the Trust or of any officer of the Trust that no offers or sales be input into the Trust’s security holder records or to residents of such state);

(f)	The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Trust’s demand deposit account maintained by the Transfer Agent, provided that the Transfer Agent has acted in good faith and without negligence or willful misconduct, willful misfeasance, fraud or reckless disregard of its obligations hereunder;

(g)	Upon the Trust’s request entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems; or

(h)	The Trust’s use of the Data Access Services furnished by the Transfer Agent or any other third party including without limitation the Trust’s origination of electronic transactions as described in Section 7.5 herein, provided that the Transfer Agent has acted in good faith without negligence, willful misconduct, willful misfeasance, fraud or reckless disregard of its obligations hereunder; provided that if any loss, damage, cost, charge, fee, payment, expense, payment or liability incurred by the Transfer Agent and for which indemnification is available to the Transfer Agent hereunder arises or results from any action or inaction taken with respect to or on behalf of less than all the Funds of the Trust, only the Funds with respect to which such action or inaction was taken shall be responsible for such loss, damage, cost, charge, fee, payment, expense, payment or liability.

8.2	The Transfer Agent shall indemnify and hold a Fund harmless from and against, any and all losses, costs, taxes, charges, assessment, claims, and liabilities and expenses sustained or incurred by the Fund that directly arises out of or directly attributable to the Transfer Agent’s negligence, willful misconduct, willful misfeasance, fraud, bad faith or reckless disregard of its duties hereunder, except to the extent that a loss or expense is directly caused by or resulting from the Trust’s or a Fund’s negligence, willful misconduct, willful misfeasance, fraud, bad faith or reckless disregard by the Trust or a Fund of their obligations and duties specifically set forth in this Agreement.

8.3	In connection with any indemnification provided pursuant to this Agreement, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third-party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third-party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third-party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnified party shall use reasonable efforts to mitigate any loss for which the indemnifying party may be liable under its indemnification.

9.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to exercise the reasonable care, skill, prudence and diligence that may reasonably be expected of a provider of transfer agency services (the “Standard of Care”). The Transfer Agent agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, willful misconduct, willful misfeasance, fraud, or reckless disregard of its obligations hereunder or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. For all purposes of this Agreement, the Transfer Agent’s failure to satisfy the Standard of Care in connection with the performance of the Transfer Agent’s duties or obligations hereunder shall be considered “negligence” by the Transfer Agent.

10.	Confidentiality

10.1	Any and all information, data, materials, etc., provided or to which access was granted under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding or relating to the Disclosing Party’s business, operations, shareholders, customers, officers, employees, and affiliates shall be treated as confidential (“Confidential Information”). Confidential Information shall include, but is not limited to, (a) any technical and/or business information relating to a Disclosing Party’s products, research and development, production, costs, information systems, profit or margin information, finances, marketing, business processes or procedures, future business plans, and (b) any information, data or materials containing personally identifiable information regarding current, prospective or former shareholders, officers, employees, agents, and/or any other client of a Disclosing Party and/or its affiliates. The following type of information is not subject to the disclosure and use restrictions of this Agreement: (a) information that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) information that is independently developed by the Receiving Party without use or reference to Confidential Information as demonstrated by tangible evidence, (c) information that was disclosed to the Receiving Party by a third party without any restrictions on its use or disclosure, provided the third party is not, to the best of the Receiving Party’s knowledge, itself in breach of any obligations of confidence with respect to such information (d) subject to Section 10.5 below, information that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (e) information that is disclosed as required by operation of law or regulation, or (f) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Further, each party agrees and represents that in no case would information it provides under this Agreement be used against it in a manner that is adverse to its interests (including its interests in competitive businesses). All Confidential Information disclosed by the Disclosing Party in connection with the performance of services under this Agreement shall be and remain the absolute and exclusive property of the Disclosing Party forever.

10.2	All Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Receiving Party will restrict disclosure of Confidential Information solely to those of its employees with a need to know and will not disclose the Confidential Information of the Disclosing Party to any third party without the Receiving Party’s prior written authorization.

10.3	The Receiving Party, its trustees, officers, employees, representatives, agents, contractors and advisors, agrees to treat all Confidential Information as confidential by, among other things, maintaining a secure system for the handling of Confidential Information and exercising at least that degree of care that a Party exercises with respect to maintaining the confidentiality of its own proprietary or confidential information that it desires not to be disclosed to a third party, but in no event less than a commercially reasonable degree of care. In addition, the Receiving Party will advise its employees and contractors, who receive or have access to the Confidential Information of the Disclosing Party, of the obligation of confidentiality hereunder.

10.4	The Receiving Party agrees not to permit the use or possession of Confidential Information of the Disclosing Party in whole or in part for any purpose, regardless of its relationship to the services to be provided by the Transfer Agent, by any third party not authorized in advance and in writing by the Disclosing Party.

10.5	In the event a Receiving Party is directed by a valid court order or other judicial or administrative process to disclose the Confidential Information of the Disclosing Party, the Receiving Party agrees to provide the Disclosing Party with prompt notice of such order or process, if not legally prohibited from doing so, so that the Disclosing Party may seek a protective order or other remedy. In addition, the Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any regulatory authority with jurisdiction over it whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such regulatory authority.

10.6	The Receiving Party will notify the Disclosing Party as soon as reasonably possible if required by law or regulation of any theft, loss, misplacement, or breach of security of any Confidential Information, in whatever form, and of any disclosure of any Confidential Information in violation of this Agreement. The parties agree and acknowledge that a Disclosing Party shall suffer irreparable harm, damage, and loss in the event that any of its Confidential Information is used for unauthorized purposes or comes into the possession of any unauthorized person. Accordingly, in the event of any breach or threatened breach of this Agreement, either party shall be entitled to seek injunctive relief, including specific performance, in addition to all other remedies available at law or in equity.

10.7	Each party hereto acknowledges and agrees that, subject to the reuse and re- disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of Shareholders obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

10.8	Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of Confidential Information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions, as necessary solely for the purpose of rendering services under this Agreement; provided that any such person to whom Confidential Information is disclosed shall be informed of the confidentiality of such information and the confidentiality covenants of this Agreement; and provided further, that the Receiving Party shall be responsible for any breach of this Agreement by any such person to whom Confidential Information is disclosed.

11.	Covenants of the Trust and the Transfer Agent

11.1	The Trust shall promptly furnish to the Transfer Agent the following:

(a)	A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)	A copy of the organizational documents of the Trust and all material amendments thereto.

(c)	A copy of the written AML Program of the Trust

11.2	The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable, provided that the Transfer Agent shall comply with all laws, rules and regulations applicable to its transfer agency business with respect to the maintenance of such records, including, but not limited to, those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, and those set forth in Internal Revenue Service regulations with respect to any services as information reporting and withholding agent for the Trust, in each case as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its transfer agency for the Trust; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust, copies of which shall be furnished promptly to the Fund or any successor transfer agent upon request and, in the case of a transfer to a successor transfer agent, in a format or formats and on a time frame to be mutually agreed but that will permit the Fund to maintain its business operations in the ordinary course and meet its reporting obligations under applicable law, and shall at all time during regular business hours of the Transfer Agent be open for inspection by duly authorized officers, employees and agents of the Trust and by appropriate employees of the Securities and Exchange Commission or any other regulatory agency having jurisdiction over the Trust’s business. Such records shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Trust’s possession or destroyed them at the Trust’s request in accordance with Section 12.4.

11.3	The Transfer Agent agrees to provide periodic reports and reasonable documentation to the Trust’s Chief Compliance Officer in connection with Rule 38a-1 under the Investment Company Act of 1940, as amended, with respect to services provided by the Transfer Agent and the Transfer Agent’s compliance with its operating policies and procedures. The Transfer Agent shall provide the Trust’s Compliance Officer with access to Transfer Agent’s personnel and records of the Trust as deemed reasonable and appropriate in order for the Chief Compliance Officer to perform the functions required by Rule 38a-1.

12.	Termination of Agreement

12.1	Term. This Agreement shall become effective on the date first set forth above and shall continue in effect thereafter until terminated in accordance with this Section 12.1. This Agreement shall have an initial term of five (5) years from the date indicated above (the “Initial Term”) and shall thereafter continue in effect from year- to-year (each, a “Renewal Term”) unless terminated by either party on not less than 120 days’ prior written notice to the other party before the expiration of the Initial Term or then applicable Renewal Term. Unless a party has given written notice of the termination of this Agreement, the parties shall agree on any changes to Fee Schedule not later than 120 days before the expiration of the Initial Term or Renewal Term, as applicable, and such changes shall be effective as of the first day of the next succeeding Renewal Term. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (as hereinafter defined). The notification requirements herein shall not apply to a termination for cause, which shall be governed by the provisions of Section 12.7 below.

12.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent, at the Trust’s request, shall offer reasonable assistance to the Trust’s in converting the Trust’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Trust (the “Deconversion”), subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any confidential and proprietary information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s system. Without limiting the foregoing, if requested by the Fund, the Transfer Agent agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time up to four months after the date of termination to be agreed upon by the parties in good faith, in order to provide the orderly transition of services to an alternative service provider designated by the Fund so that, to the extent feasible, the services are maintained without interruption.

12.3	Termination or Non- Renewal.

(a)	Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Trust will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement which (i) have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Trust’s Deconversion.

(b)	Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Trust shall pay the Transfer Agent the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Trust requests the Transfer Agent to provide post Deconversion, including, but not limited to tax reporting and open issue resolution.

(c)	Records. As soon as reasonably practicable following the termination or expiration of this Agreement, the Transfer Agent agrees to transfer such records and related supporting documentation as are held by it under this Agreement to any replacement provider of the services or to such other person as the Trust may direct.

12.4	Confidential Information. Upon termination of this Agreement, each party shall (1) return to the other party or (2) immediately and permanently delete or properly dispose of all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulation. Notwithstanding the foregoing return/destruction obligation but without limiting any other of its obligations hereunder, the receiving party shall not be required to return/destroy any of the disclosing party’s confidential or proprietary materials or information that is stored in the receiving party’s permanent electronic archives. Upon written request by a party, the other party shall provide the requesting party a written notice certifying that all copies of confidential or proprietary or other information have been deleted or properly disposed of in accordance with this Section 12.4.

12.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Trust to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement; provided, however, the Transfer Agent shall provide thirty (30) days written notice hereunder before termination under this Section 12.5.

12.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7	Cause. If either of the parties hereto (a) breaches any material provision of this Agreement, or (b) is in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then in each case the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within sixty (60) days of receipt of such notice or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting Party may terminate this Agreement upon notice of not less than five (5) business days to the defaulting Party

13.	Assignment and Third Party Beneficiaries

13.1	Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	Subcontractors

14.1	The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, or, with regard to print/mail services, with another affiliated or unaffiliated third party; provided, however that the Transfer Agent shall be fully responsible to the Trust for the acts and omissions of its affiliates as it is for its own acts and omissions. With regard to print/mail services or other services that are provided by a vendor not affiliated with the Transfer Agent, the Transfer Agent will use all reasonable commercial efforts to coordinate with such outside vendor and to timely and accurately provide all information requested by such vendor; provided, however, that the Transfer Agent shall not be held liable to the Trust or any affiliated party of the Trust for any act or failure to act by such outside vendor so long as, (x) if the Transfer Agent selected such outside vendor, the Transfer Agent shall have exercised due care in selecting the same, and (y) the Transfer Agent shall have acted in good faith, and without negligence or willful misconduct, willful misfeasance, fraud or reckless disregard of its obligations under this Agreement.

14.2	For purposes of this Agreement, unaffiliated third parties include, by way of example and not limitation, Federal Express, United Parcel Services, Airborne Services, the US Mails, DTCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent .

15.	Miscellaneous

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

15.2	Illinois Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The State of Illinois.

15.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control (including but not limited to power or other mechanical failure, work stoppage, computer virus, national state or local disaster, communication disruption or errors or interruptions caused by the Trust or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion or, fission or radiation), such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes provided that with regard to the Transfer Agent, the Transfer Agent has implemented and maintains a business continuity plan that complies with applicable laws, rules and regulations. In this regard, the Transfer Agent shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions in the event of power or other mechanical failure, work stoppage, computer virus, national state or local disaster, governmental action, communication disruption or other event that may impair the Transfer Agent’s performance of services hereunder and that is beyond the Transfer Agent’s control. The Transfer Agent will maintain a business continuity plan and will provide an executive summary of such plan upon reasonable request of the Trust. The Transfer Agent will test the adequacy of its business continuity plan at least annually. Upon request by the Trust, the Transfer Agent will provide the Trust with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Trust of the disruption and the steps being implemented under the business continuity plan. The Transfer Agent represents that its business continuity plan is appropriate for its business as a provider of transfer agency services to investment companies registered under the 1940 Act. The Transfer Agent shall also enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level the Transfer Agent believes consistent with other similarly situated providers of transfer agency services, for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. If access or use of the Transfer Agent’s services is interrupted, the appropriate backup shall be activated within a commercially reasonable time to minimize disruptions. In the event of a service disruption due to reasons beyond the Transfer Agent’s control, the Transfer Agent will use commercially reasonable efforts to mitigate the effects of such a disruption. Upon reasonable request, the Transfer Agent shall discuss with the Trust any business continuity plan of the Transfer Agent and/or provide a high-level presentation summarizing such business continuity plan.

15.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12	Personal Liability. The Trust and the Transfer Agent agree that the obligations of the Fund under this Agreement shall not be binding upon or any member of the Board of Trustees or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust or of the appropriate Fund(s) thereof. The execution and delivery of this Agreement have been duly authorized by Trust and signed by an authorized officer of the Trust, acting as such, but neither such authorization by the Trust nor such execution and delivery by such officer shall be deemed to have been made by any member of the Board of Trustees or by any officer or shareholder of the Trust individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust or of the appropriate Fund(s) thereof

15.13	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:

The Northern Trust Company

50 LaSalle Street

Chicago, IL 60603

Attention: Chad Hecht

(b)	If to the Trust, to:

Morningstar Funds Trust

22 W. Washington Street

Chicago, IL 60603

Attention: D. Scott Schilling, CCO

16.	Additional Funds

In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as Transfer Agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

17.	Release

All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Fund and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

18.	Information Security Program.

The Transfer Agent will take commercially reasonable steps to safeguard sensitive or confidential Trust information, including Confidential Information as provided in Section 10 of this Agreement, to protect it from unauthorized disclosure, and to comply with state and federal laws and regulations regarding confidentiality, privacy, and security applicable to the Transfer Agent (“Privacy and Security Laws”), including the following:

(a)	The Transfer Agent will assign system access rights to its employees on a “need to know” or “least privilege” basis such that only employees that need access to certain information to perform their job are granted such access. The Transfer Agent will cause entitlement reviews to be conducted annually, and access right controls to be tested as part of its external auditor’s report on internal controls (e.g. its SSAE-16 Type II SOC1 or similar report and any applicable successors thereto).

(b)	The Transfer Agent will require its employees to participate in annual security awareness training appropriate to their job function.

(c)	The Transfer Agent will develop, maintain and adhere to commercially reasonable internal control standards defining requirements for access control, application and system development, authentication, remote access, data classification, operational security, network security and physical security. Such policies and control standards will be closely aligned with generally recognized regulatory and security frameworks such as ISO, FFIEC, NIST and COBIT. The Transfer Agent will cause such internal control standards to be regularly examined by its internal audit department and validated at least annually by both its internal audit department and an independent firm with the results outlined in an SSAE-16 Type II SOC1 or similar report and any applicable successors thereto.

(d)	The Transfer Agent will use encryption technology that provides a commercially reasonable level of security that complies with applicable regulatory requirements for the electronic transmission of Trust data over public networks.

(e)	The Transfer Agent will employ a commercially reasonable process for vulnerability management, including:

(i)	Internal and external network vulnerability scans conducted at least quarterly;

(ii)	Network and application layer penetration test conducted at least annually;

(iii)	System, application and source code scanning and analysis processes;

(iv)	A framework for remediation of findings is performed by a risk- based ranking of vulnerabilities and prioritization of critical and high patches; and

(v)	A process to identify newly discovered security vulnerabilities and update system and application standards to address new vulnerability issues.

(f)	The Transfer Agent will deploy firewalls, filtering routers or other similar network segmentation devices between networks providing services anticipated by this Agreement and other networks to control network traffic and minimize exposure to a network compromise and will configure its firewalls, network routers, switches, load balancers, name servers, mail servers, and other network components in accordance with industry standard practices.

(g)	The Transfer Agent will test the implementation of its information security measures by using an industry recognized third party that employs industry standard network, system, and application vulnerability scanning tools and/or penetration testing. The Transfer Agent will also obtain, test, and apply relevant service packs, patches, and upgrades to the software and hardware components used to provide services under this Agreement. Vulnerability management will include, at a minimum, full application penetration tests by a qualified party, patch management to apply the latest security patches on a regular basis.

(h)	The Transfer Agent will implement and maintain up-to-date commercially available virus and malicious code detection and protection product(s) capable of detecting, removing, and protecting against viruses and other forms of malicious software, including spyware and adware on its network used to provide services under this Agreement.

(i)	The Transfer Agent will use commercially reasonable storage and disposal methods for Trust information/data, including paper shredders, CD/DVD shredders, and NIST standard multi-pass wipe magnetic disk software.

(j)	With respect to Trust data residing on the Transfer Agent’s systems, the Transfer Agent will:

(i)	Employ commercially reasonable security controls and tools to monitor information processing systems and log key events such as user activities (including root or administrative access), exceptions, successful and unsuccessful logins, access to audit logs, unauthorized information processing activities, suspicious activities and information security events;

(ii)	Regularly back up security logs to a central location, protected against tampering and unauthorized access;

(iii)	Retain security logs for at least one year;

(iv)	Perform frequent reviews of security logs associated with the Transfer Agent’s network used to provide services under this Agreement and take necessary actions to protect against unauthorized access or misuse of Trust data;

(v)	Synchronize the clocks of all relevant information processing systems using an authoritative national or international time source;

(vi)	Incorporate date and time stamp into security log entries;

(vii)	Employ, monitor and keep up to date network intrusion detection systems, host-based intrusion detection systems, or intrusion prevention systems to monitor all network traffic and alert personnel to suspected compromises; and

(viii)	Respond appropriately to alerts reported by intrusion detection systems, host-based intrusion detection systems, or intrusion prevention systems.

(k)	The Transfer Agent will adopt and implement commercially reasonable control standards to manage the information security and technology risks associated with its use of third-party service providers to store, transmit or process Trust data. Such standards will be designed to satisfy requirements of the FFIEC and other applicable regulatory bodies.

(l)	Transfer Agent shall (1) conduct reasonable due diligence to select and retain third party service providers and subcontractors that are capable of maintaining security consistent with this Agreement and complying with Privacy and Security Laws and other applicable legal requirements; (2) contractually require such service providers and subcontractors to maintain such security; and (3) regularly assess and monitor third party service provider’s and subcontractor’s compliance with the applicable security required in this Agreement and by law, including, without limitation Privacy and Security Laws.

(m)	As permitted by applicable law and in accordance with Northern’s policies, prior to hire, Transfer Agent shall conduct, or cause to be conducted, reasonable background checks of any Transfer Agent employee or contractor that will have access to PII or Fund Confidential Information. Transfer Agent shall not permit any employee or contractor to have access to PII or Fund Confidential Information if such employee or contractor has been convicted of a crime that would bar such employee from working for a financial institution.

(n)	Upon notice to Transfer Agent, not more than once per year during the term of the Agreement or any time after a Security Breach, the Trust may undertake a due diligence of Transfer Agent’s information security controls, as it relates to this Agreement. Such due diligence shall be performed during regular business hours and at a time mutually agreed upon between the parties, no later than fifteen (15) days after the Trust’s initial request of such due diligence. Such due diligence may include requesting to view policies (which may be summaries thereof) or other relevant documentation, including any available and relevant third party audit reports (e.g. SSAE 16 SOC2 reports), and conducting interviews with key security personnel.

(o)	In the event that the Transfer Agent comes into possession of personally identifiable information of the Trust’s Shareholders (“PII”) in the provision of services contemplated under this Agreement:

(i)	The Transfer Agent will use PII only to provide such services.

(ii)	The Transfer Agent will implement industry standard commercially reasonable measures that are designed to: (w) ensure the security and confidentiality of PII in its possession or control; (x) protect against any anticipated threat or hazards to the security or integrity of PII; (y) protect against unauthorized access to or use of PII that could result in substantial harm or inconvenience to the Trust or any of the Trust’s Shareholders, and (z) ensure that PII is disposed of properly.

(iii)	The Transfer Agent will implement and maintain a formally documented security incident response plan that includes formation of an incident response team, categorization of incidents, and responsibility for receiving alerts and investigations.

(iv)	If the Transfer Agent confirms that there has been an unauthorized use, exposure, access, disclosure, or loss of PII or other Confidential Information of the Trust or any of the Trust’s shareholders through a breach of the Transfer Agent’s firewall or similar event through which a third party gains unauthorized access to the Transfer Agent’s electronic systems (“Security Breach”), the Transfer Agent will provide notice of such Security Breach to the Trust as soon as reasonably possible if required by law or regulation or if the Transfer Agent reasonably determines that the Security Breach is likely to result in harm to the Trust or the Trust’s Shareholders, and such notice shall be provided as required by law and without undue delay.

(v)	Except as may be required by law or as may reasonably be deemed necessary by the Transfer Agent, the Transfer Agent will use commercially reasonable efforts to remedy any Security Breach as soon as possible.

(vi)	As to any Security Breach for which the Transfer Agent provides or is required to provide notice as set forth above, the Transfer Agent (i) will provide the Trust with regular updates at agreed upon intervals regarding its investigation of such Security Breach, including what is known at that time, the cause, remedial steps and future plans to prevent a recurrence of the same or similar breach or suspicious activity’ and (ii) will reasonably cooperate with the Trust security investigation activities and with the preparation and transmittal of any notice or any action required by law, to be sent or done for customers or other affected third parties regarding such Security Breach.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE NORTHERN TRUST COMPANY

By:

Name:

Title:

MORNINGSTAR FUNDS TRUST

By:

Name:	Daniel Needham
Title:	Director and Principal Executive Officer

SCHEDULE A

FUND LIST

Morningstar U.S. Equity Fund

Morningstar International Equity Fund

Morningstar Global Income Fund

Morningstar Total Return Bond Fund

Morningstar Municipal Bond Fund

Morningstar Defensive Bond Fund

Morningstar Multisector Bond Fund

Morningstar Unconstrained Allocation Fund

Morningstar Alternatives Fund

SCHEDULE C

AML DELEGATION

1.	Delegation.

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust hereby delegates to the Transfer Agent those aspects of the Trust’s Anti-Money Laundering (“AML”) program under U.S. law for accounts of the Trust (the “Accounts”) that are set forth in Section 4 of this Schedule below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 of this Schedule may be amended, from time to time, by mutual agreement of the Transfer Agent.

1.2	The Transfer Agent agrees to perform such Delegated Duties, with respect to the Accounts for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement. The Transfer Agent shall in no circumstances have any obligation to continue to perform such Delegated Duties with respect to any shareholder who the Transfer Agent has not received all information which it requires after due inquiry to the Trust.

2.	Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with the USA PATRIOT Act and its applicable implementing regulations and that the records the Transfer Agent maintains for the Trust relating to the Delegated Duties may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators, in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will make available, during normal business hours and on reasonable notice all required records and information for review by such regulators.

3.	Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of AML compliance for the Trust or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, the Accounts for which the Transfer Agent maintains the applicable shareholder information. Further, the Trust represents and warrants that (i) utilizing a risk based approach, it has conducted appropriate due diligence on the records of the Trust relating to the identification of Trust’s existing shareholders designed to detect, identify and report money laundering in respect of the Trust (the “AML Records”) and (ii) the AML Records are in material compliance with current laws and guidance in connection with the required maintenance of AML Records.

4.	Delegated Duties.

4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

(a) Perform the following customer identification and identity verification functions:

i. Before establishing a relationship with a shareholder collect all information regarding the shareholder as is necessary to permit the Trust to comply with U.S. laws, rules and regulations regarding customer identification programs applicable to mutual funds, unless the shareholder is of a type where such identification is not required by such applicable law, rule or regulation;

ii. Refuse to open a new account for a business, entity or shareholder that refuses to provide appropriate identification documentation or in the event that information received from any prior service provider is deemed to be incomplete;

iii. Verify shareholder identity through documentary evidence, non-documentary evidence, or both within a reasonable time after each shareholder’s account has been opened; and

iv. If a Federal government agency issues a list of known or suspected terrorists, insofar as required by law, rule or regulation applicable to mutual funds, check the list to determine whether a shareholder of the Trust appears thereon and comply with Federal directives issued in connection with such lists that are applicable to mutual funds.

(b) Determine whether any persons or entities engaging in a new account or registration maintenance transaction is listed on the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons list (“OFAC-Listed Entities”) and such other lists or databases as may be required from time to time by law, rule or regulation applicable to mutual funds and take such other action as required by such applicable law, rule and regulation in the event of a match with OFAC-Listed Entities or such lists or databases.

(c) Review and monitor transactions for suspicious activity in accordance with the Trust’s AML program, using criteria as agreed and defined in service level agreements, including but not limited to monitoring and tracking cash equivalents as required by current regulatory requirements.

(d) Advise the Trust’s AML Officer of any suspicious activity and provide any information required to facilitate the Trust’s filing of a suspicious activity report (“SAR”). Advise the Trust’s AML Officer of any cash equivalent transactions that would require the filing of IRS Form 8300 to facilitate the Trust’s filing of such form.

(e) Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary for the Trust to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.

4.2	The Trust acknowledges and agrees that (a) the Transfer Agent may deem it necessary or advisable pursuant to applicable law or the Transfer Agent’s internal policies to file a SAR, a Form 8300 or other similar report or notice, without notice to or the consent of the Trust and (b) the Transfer Agent shall not confirm any such filing or decision not to make such filing to the Trust or any other party unless required by applicable law.

SCHEDULE D

THIRD PARTY ADMINISTRATOR PROCEDURES

1.	On each day on which both the New York Stock Exchange and the Trust are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Trust, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to the Trust (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the terms of the Plan, but not later than the time of day at which the net asset value of the Trust is calculated, as described from time to time in the applicable Fund’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date”.

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions to the applicable Plan.

3.	On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Trust’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by the Trust, the TPA(s), and the Transfer Agent.

4.	The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.	The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.	The TPA(s) shall, at the request and expense of the Trust, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by the Trust for delivery to its shareholders.

8.	The TPA(s) shall, at the request of the Trust, prepare and transmit to the Trust or any agent designated by it such periodic reports covering Shares of each Plan as the Trust shall reasonably conclude are necessary to enable the Trust to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans.

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.	Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to the Trust be furnished to Participants in which event the Transfer Agent or the Trust shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or the Trust, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.